Exhibit 99.1 FOR IMMEDIATE RELEASE
Green Plains Reports First Quarter 2025 Financial Results

Results for the First Quarter of 2025:
•EPS of ($1.14) per diluted share compared to EPS of ($0.81) per diluted share for the same period in the prior year
•Commenced construction on compression infrastructure for its carbon capture and storage initiative in Nebraska, keeping the project on track for start-up in the fourth quarter of 2025
•Selected Eco-Energy, LLC as its ethanol marketer in April 2025 to deliver scale, optimize value and improve supply chain efficiency
•Executed on a corporate reorganization cost reduction initiative, significantly reducing ongoing expenses
•Achieved strong utilization in the quarter from the nine operating ethanol plants of 100%
•Created an Executive Committee to lead the company during the search for a new CEO
•Extended the maturity on its $125 million Mezzanine Notes

OMAHA, Neb., May 8, 2025 (BUSINESS WIRE) - Green Plains Inc. (NASDAQ:GPRE) (“Green Plains” or the “company”) today announced financial results for the first quarter of 2025. Net loss attributable to the company was $72.9 million, or ($1.14) per diluted share compared to net loss attributable to the company of $51.4 million or ($0.81) per diluted share, for the same period in 2024. Revenues were $601.5 million for the first quarter of 2025 compared with $597.2 million for the same period last year. Adjusted EBITDA was ($24.2) million compared to ($21.5) million for the same period in the prior year.

“As you can see from our actions, our Board and Executive Committee remain focused on executing on all aspects of our business to improve profitability and to deliver on our long-term strategy,” said Michelle Mapes, Chief Legal and Administration Officer & Interim Principal Executive Officer. “We are making meaningful progress on our ‘Advantage Nebraska’ carbon reduction strategy with construction now underway and on track for a fourth quarter of 2025 startup. Since the beginning of the year, we have accomplished approximately $45 million of annualized cost savings, and are on pace to reach our $50 million target. Based on the decisive steps we’ve taken, we expect approximately $30 million of these annualized savings in our corporate and trade SG&A, with a run rate in the low $40 million range on an annualized basis by the end of the year. We remain committed to driving efficiency, improving performance and delivering value for our shareholders.”

“With our cost reduction initiatives implemented and progressing ahead of plan, paired with a disciplined hedging program overseen by our newly formed Risk Committee, we are positioned to deliver positive EBITDA for the remainder of the year based on current market conditions,” said Phil Boggs, Chief Financial Officer. “We have also taken decisive steps to enhance liquidity and remain focused on monetizing non-core assets to strengthen our balance sheet, improve capital access and further reduce our cost structure as we execute on our strategy.”

Highlights and Recent Developments
•On April 15, 2025 the company entered into a Cooperation Agreement with Ancora Holdings Group, LLC and announced the refreshment of its Board of Directors through appointments of three independent new Board members
•On April 22, 2025 the company announced that Eco-Energy, LLC had been selected as its exclusive ethanol marketer
•On May 7, 2025 the company executed an amendment to extend the maturity of its $125 million Mezzanine Note facility to May 15, 2026
•On May 7, 2025 the company entered into an agreement with Ancora Holdings Group, LLC for a $30 million secured revolving credit facility that matures on July 30, 2025
Results of Operations
Green Plains’ ethanol production segment sold 195.3 million gallons of ethanol during the first quarter of 2025, compared with 207.9 million gallons for the same period in 2024. The consolidated ethanol crush margin was ($14.7) million for the first quarter of 2025, compared with ($9.3) million for the same period in 2024. The consolidated ethanol crush margin is the ethanol production segment’s operating income before depreciation and amortization, which includes renewable corn oil and Ultra-High Protein, plus marketing and agribusiness fees, nonrecurring decommissioning costs, and nonethanol operating activities.
Consolidated revenues increased $4.3 million for the three months ended March 31, 2025, compared with the same period in 2024, primarily due to higher ethanol and natural gas prices, offset by lower volumes sold on ethanol, distillers grains and renewable corn oil.

Net loss attributable to Green Plains increased $21.5 million and adjusted EBITDA decreased $2.7 million for the three months ended March 31, 2025 compared with the same period in 2024 primarily due to lower margins in our ethanol production segment and agribusiness and energy services segment. Net loss attributable to Green Plains also included $16.6 million of restructuring costs during the three months ended March 31, 2025. Interest expense increased $1.1 million for the three months ended March 31, 2025, compared with the same period in 2024 primarily due to lower capitalized interest.
Segment Information
The company reports the financial and operating performance for the following two operating segments: (1) ethanol production, which includes the production, storage and transportation of ethanol, distillers grains, Ultra-High Protein and renewable corn oil and (2) agribusiness and energy services, which includes grain handling and storage, commodity marketing and merchant trading for company-produced and third-party ethanol, distillers grains, Ultra-High Protein, renewable corn oil, natural gas and other commodities.

GREEN PLAINS INC.
SEGMENT OPERATIONS
(unaudited, in thousands)

	Three Months Ended March 31,
	2025	2024	% Var.
Revenues
Ethanol production	$497,772	$505,659	(1.6)%
Agribusiness and energy services	109,829	98,996	10.9
Intersegment eliminations	(6,086)	(7,441)	(18.2)
	$601,515	$597,214	0.7%

Gross margin
Ethanol production (1)	$(5,692)	$(2,643)	115.4%
Agribusiness and energy services	8,731	11,010	(20.7)
	$3,039	$8,367	(63.7)%

Depreciation and amortization
Ethanol production	$21,035	$20,534	2.4%
Agribusiness and energy services	598	505	18.4
Corporate activities	754	448	68.3
	$22,387	$21,487	4.2%

Operating income (loss)
Ethanol production (1)	$(39,550)	$(33,653)	17.5%
Agribusiness and energy services	1,533	6,004	(74.5)
Corporate activities (2)	(24,243)	(17,240)	40.6
	$(62,260)	$(44,889)	38.7%

Adjusted EBITDA
Ethanol production (1)	$(19,416)	$(13,621)	42.5%
Agribusiness and energy services	3,156	7,056	(55.3)
Corporate activities (2)	(25,246)	(14,955)	68.8
EBITDA	(41,506)	(21,520)	92.9
Restructuring costs	16,587	—	100.0
Proportional share of EBITDA adjustments to equity method investees	735	45	*
	$(24,184)	$(21,475)	12.6%
(1) Ethanol production includes an inventory lower of cost or net realizable value adjustment of $2.5 million and $4.2 million for the three months ended March 31, 2025 and 2024, respectively.
(2) Corporate activities includes $10.3 million of restructuring costs recorded within selling, general and administrative expenses for the three months ended March 31, 2025 as a result of the company's cost reduction initiative, including severance related to the departure of its CEO.
*Percentage variance not considered meaningful

GREEN PLAINS INC.
SELECTED OPERATING DATA
(unaudited, in thousands)

	Three Months Ended March 31,
	2025	2024	% Var.

Ethanol production
Ethanol (gallons)	195,328	207,904	(6.0)%
Distillers grains (equivalent dried tons)	417	469	(11.1)
Ultra-High Protein (tons)	68	60	13.3
Renewable corn oil (pounds)	64,263	66,721	(3.7)
Corn consumed (bushels)	66,264	71,274	(7.0)

Agribusiness and energy services (1)
Ethanol sold (gallons)	255,721	257,271	(0.6)

(1) Includes gallons from the ethanol production segment

GREEN PLAINS INC.
CONSOLIDATED CRUSH MARGIN
(unaudited, in thousands)

	Three Months Ended March 31,
	2025	2024

Ethanol production operating loss (1)	$(39,550)	$(33,653)
Depreciation and amortization	21,035	20,534
Adjusted ethanol production operating loss	(18,515)	(13,119)
Intercompany fees and nonethanol operating activities, net (2)	3,848	3,837
Consolidated ethanol crush margin	$(14,667)	$(9,282)
(1) Ethanol production includes an inventory lower of cost or net realizable value adjustment of $2.5 million and $4.2 million for the three months ended March 31, 2025 and 2024, respectively.
(2) Includes ($0.4) million and ($0.5) million for the three months ended March 31, 2025 and 2024, respectively, for certain nonrecurring decommissioning costs and nonethanol operating activities.

Liquidity and Capital Resources
As of March 31, 2025, Green Plains had $126.6 million in total cash and cash equivalents, and restricted cash, and $204.5 million available under a committed revolving credit facility, which is subject to restrictions and other lending conditions. Total corporate liquidity consisting of unrestricted cash, distributable cash from subsidiaries and credit facility availability was $48.6 million as of March 31, 2025, and has increased to $89.2 million as of May 7, 2025. Total debt outstanding at March 31, 2025 was $571.8 million, including $137.4 million outstanding debt under working capital revolvers and other short-term borrowing arrangements.
Conference Call Information
On May 8, 2025, Green Plains Inc. will host a conference call at 9 a.m. Eastern time (8 a.m. Central time) to discuss first quarter 2025 operating results. Domestic and international participants can access the conference call by dialing 833.470.1428 and 404.975.4839, respectively, and referencing conference ID 699489. Participants are advised to call at least 10 minutes prior to the start time. Alternatively, the conference call and presentation will be accessible on Green Plains website https://investor.gpreinc.com/events-and-presentations.
Non-GAAP Financial Measures
Management uses EBITDA, adjusted EBITDA, segment EBITDA and consolidated ethanol crush margins to measure the company’s financial performance and to internally manage its businesses. EBITDA is defined as earnings before interest expense, income taxes, depreciation and amortization excluding the change in right-of-use assets and debt issuance costs. Adjusted EBITDA includes adjustments related to restructuring costs and our proportional share of EBITDA adjustments of our equity method investees. Management believes these measures provide useful information to investors for comparison with peer and other companies. These measures should not be considered alternatives to net income or segment operating income, which are determined in accordance with U.S. Generally Accepted Accounting Principles (“GAAP”). These non-GAAP calculations may vary from company to company. Accordingly, the company’s computation of adjusted EBITDA, segment EBITDA and consolidated ethanol crush margins may not be comparable with similarly titled measures of another company.
About Green Plains Inc.
Green Plains Inc. (NASDAQ:GPRE) is a leading biorefining company focused on the development and utilization of fermentation, agricultural and biological technologies in the processing of annually renewable crops into sustainable value-added ingredients. This includes the production of cleaner low carbon biofuels and renewable feedstocks for advanced biofuels. Green Plains is an innovative producer of Sequence™ and novel ingredients for animal and aquaculture diets to help satisfy a growing global appetite for sustainable protein. For more information, visit www.gpreinc.com.
Forward-Looking Statements
All statements in this press release (and oral statements made regarding the subjects of this communication), including those that express a belief, expectation or intention, may be considered forward-looking statements (as defined in Section 21E of the Securities Exchange Act, as amended, and Section 27A of the Securities Act of 1933, as amended) that involve risks and uncertainties that could cause actual results to differ materially from projected results. Without limiting the generality of the foregoing, forward-looking statements contained in this communication include statements relying on a number of assumptions concerning future events and are subject to a number of uncertainties and factors, many of which are outside the control of the company, which could cause actual results to differ materially from such statements. Accordingly, investors should not place undue reliance on forward-looking statements as a prediction of actual results. The forward-looking statements may include, but are not limited to the expected future growth, dividends and distributions; and plans and objectives of management for future operations. Forward-looking statements may be identified by words such as “believe,” “intend,” “expect,” “may,” “should,” “will,” “anticipate,” “could,” “estimate,” “plan,” “predict,” “project” and variations of these words or similar expressions (or the negative versions of such words or expressions). While the company believes that the assumptions concerning future events are reasonable, it cautions that there are inherent difficulties in predicting certain important factors that could impact the future performance or results of its business. Among the factors that could cause results to differ materially from those indicated by such forward-looking statements are: the failure to realize the anticipated results from the new products being developed; the failure to realize the anticipated costs savings or other benefits of the merger; local, regional and national economic conditions and the impact they may have on the company and its customers; disruption caused by health epidemics, such as the COVID-19 outbreak; conditions in the ethanol and biofuels industry, including a sustained decrease in the level of supply or demand for ethanol and biofuels or a sustained decrease in the price of ethanol or biofuels; competition in the ethanol industry and other industries in which we operate; commodity market risks, including those that may result from weather conditions; the financial condition of the company’s customers; any non-performance by customers of their contractual obligations; changes in customer, employee or supplier relationships resulting from the merger; changes in safety, health, environmental and other governmental policy and regulation, including changes to tax laws; risks related to acquisition and disposition activities and achieving anticipated results; risks associated with merchant trading; risks related to our equity method investees; the results of any reviews, investigations or other proceedings by government authorities; and the performance of the company.
The foregoing list of factors is not exhaustive. The forward-looking statements in this press release speak only as of the date they are made and the company assumes no obligation and does not intend to update or revise these forward-looking statements, whether as a result of new information, future events or otherwise, except as required by securities and other applicable laws. We have based these forward-looking statements on our current expectations and assumptions about future events. While the company’s management considers these expectations and assumptions to be reasonable, they are inherently subject to significant business, economic, competitive, regulatory and other risks, contingencies and uncertainties, most of which are difficult to predict and many of which are beyond the company’s control. These risks, contingencies and uncertainties relate to, among other matters, the risks and uncertainties set forth in the “Risk Factors” section of the company’s Annual Report on Form 10-K for the year ended December 31, 2024, filed with the Securities and Exchange Commission (the “SEC”), and any subsequent reports filed by the company with the SEC. These filings identify and address other important risks and uncertainties that could cause actual events and results to differ materially from those contained in the forward-looking statements.

GREEN PLAINS INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(in thousands)

	March 31, 2025	December 31, 2024
	(unaudited)
ASSETS
Current assets
Cash and cash equivalents	$98,610	$173,041
Restricted cash	27,993	36,354
Accounts receivable, net	97,093	94,901
Inventories	187,071	227,444
Other current assets	39,543	37,292
Total current assets	450,310	569,032
Property and equipment, net	1,051,005	1,042,460
Operating lease right-of-use assets	65,879	72,161
Other assets	99,378	98,521
Total assets	$1,666,572	$1,782,174

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities
Accounts payable	$102,305	$154,817
Accrued and other liabilities	48,548	53,712
Derivative financial instruments	12,038	9,500
Operating lease current liabilities	23,302	24,711
Short-term notes payable and other borrowings	137,424	140,829
Current maturities of long-term debt	2,118	2,118
Total current liabilities	325,735	385,687
Long-term debt	432,236	432,460
Operating lease long-term liabilities	44,426	49,190
Other liabilities	56,987	40,300
Total liabilities	859,384	907,637

Stockholders' equity
Total Green Plains stockholders' equity	797,507	865,215
Noncontrolling interests	9,681	9,322
Total stockholders' equity	807,188	874,537
Total liabilities and stockholders' equity	$1,666,572	$1,782,174

GREEN PLAINS INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
(unaudited, in thousands except per share amounts)

	Three Months Ended March 31,
	2025	2024

Revenues	$601,515	$597,214

Costs and expenses
Cost of goods sold (excluding depreciation and amortization expenses reflected below)	598,476	588,847
Selling, general and administrative expenses	42,912	31,769
Depreciation and amortization expenses	22,387	21,487
Total costs and expenses	663,775	642,103
Operating loss	(62,260)	(44,889)

Other income (expense)
Interest income	1,003	2,510
Interest expense	(8,913)	(7,786)
Other, net	(1,515)	449
Total other expense	(9,425)	(4,827)
Loss before income taxes and loss from equity method investees	(71,685)	(49,716)
Income tax expense	(106)	(329)
Loss from equity method investees, net of income taxes	(850)	(1,077)
Net loss	(72,641)	(51,122)
Net income attributable to noncontrolling interests	265	290
Net loss attributable to Green Plains	$(72,906)	$(51,412)

Earnings per share
Net loss attributable to Green Plains - basic and diluted	$(1.14)	$(0.81)

Weighted average shares outstanding
Basic and diluted	64,069	63,341

GREEN PLAINS INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(unaudited, in thousands)

	Three Months Ended March 31,
	2025	2024
Cash flows from operating activities
Net loss	$(72,641)	$(51,122)
Noncash operating adjustments
Depreciation and amortization	22,387	21,487
Inventory lower of cost or net realizable value adjustment	2,519	4,202
Other	11,962	5,830
Net change in working capital	(19,268)	(30,996)
Net cash used in operating activities	(55,041)	(50,599)

Cash flows from investing activities
Purchases of property and equipment, net	(16,710)	(21,795)
Investment in equity method investees, net	(4,000)	(8,408)
Net cash used in investing activities	(20,710)	(30,203)

Cash flows from financing activities
Net payments - long term debt	(480)	(2,009)
Net proceeds (payments) - short-term borrowings	(3,436)	23,860
Payments on extinguishment of non-controlling interest	—	(29,196)
Payments of transaction costs	—	(5,951)
Other	(3,125)	(7,282)
Net cash used in financing activities	(7,041)	(20,578)

Net change in cash and cash equivalents, and restricted cash	(82,792)	(101,380)
Cash and cash equivalents, and restricted cash, beginning of period	209,395	378,762
Cash and cash equivalents, and restricted cash, end of period	$126,603	$277,382

Reconciliation of total cash and cash equivalents, and restricted cash
Cash and cash equivalents	$98,610	$237,302
Restricted cash	27,993	40,080
Total cash and cash equivalents, and restricted cash	$126,603	$277,382

GREEN PLAINS INC.
RECONCILIATIONS TO NON-GAAP FINANCIAL MEASURES
(unaudited, in thousands)

	Three Months Ended March 31,
	2025	2024
Net loss	$(72,641)	$(51,122)
Interest expense	8,913	7,786
Income tax expense, net of equity method income tax benefit	(165)	329
Depreciation and amortization (1)	22,387	21,487
EBITDA	(41,506)	(21,520)

Restructuring costs	16,587	—
Proportional share of EBITDA adjustments to equity method investees	735	45
Adjusted EBITDA	$(24,184)	$(21,475)

(1) Excludes amortization of operating lease right-of-use assets and amortization of debt issuance costs.

Green Plains Inc. Contact
Investor Relations | 402.884.8700 | investor@gpreinc.com

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